UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2014 (January 10, 2014)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

000-19034	13-3444607
(Commission File Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 847-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 10, 2014, Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”) entered into a License and Collaboration Agreement (the “Agreement”) with Bayer HealthCare LLC (“Bayer HealthCare”). A summary description of the Agreement is provided below.

The Agreement governs the joint development and commercialization of an antibody product candidate to the Platelet Derived Growth Factor Receptor Beta (PDGFR-b), including in combination with EYLEA® (aflibercept) Injection, for the treatment of ocular diseases or disorders (“Product”). Under the Agreement, Regeneron will conduct the initial development of the Product through completion of the first proof-of-concept study, upon which Bayer HealthCare will have a right to opt into the collaboration. Bayer Healthcare is obligated to make an upfront payment of $25.5 million to Regeneron, pay 25% of global development costs and 50% of development costs exclusively for the territory outside of the United States under the initial development plan, and reimburse Regeneron for 50% of certain development milestone payments to a third party (which percentage could be reduced to 25% under certain circumstances if Bayer Healthcare does not opt into the collaboration).

If Bayer HealthCare opts into the collaboration, it will obtain exclusive commercialization rights to the Product outside of the United States, pay for 25% of global development costs and 50% of development costs exclusively for the territory outside of the United States, be responsible for a $20 million opt in payment and a $20 million development milestone to Regeneron (which milestone would be payable upon receipt of the first marketing approval in the European Union or Japan), share profits from ex-U.S. sales of the Product equally with Regeneron, and be responsible for certain payments to a third party, including royalties on ex-U.S. sales of the Product and 50% of development milestones. If Bayer HealthCare opts out of the collaboration, Regeneron will have exclusive rights to develop and commercialize the Product (except as a combination product with EYLEA) for use outside the United States.

Regeneron also has the right to opt out of the collaboration upon completion of the first proof-of-concept study for the Product. If Regeneron opts out of the collaboration and Bayer HealthCare opts into the collaboration, Bayer HealthCare will obtain exclusive rights to the Product (except as a combination product with EYLEA) outside of the United States, be responsible for all development costs outside of the United States, be responsible for all payments to a third party, and will retain all of the profits from sales of the Product outside of the United States.

Regeneron retains exclusive commercialization rights to the Product in the United States and will retain all of the profits from U.S. sales of the Product.

Bayer HealthCare has also agreed to a “standstill” provision, which prohibits Bayer HealthCare and its affiliates from seeking to influence the control of the Company or acquiring more than 20% of the Company’s then outstanding shares of Class A Stock, par value $0.001 per share, and common stock, par value $0.001 per share. This standstill will remain in place until the fifth anniversary of the expiration or earlier termination of the Agreement, unless terminated earlier by the occurrence of certain enumerated transactions and events.

Unless terminated earlier in accordance with its provisions, the Agreement will continue to be in effect until such time as neither party or its respective affiliates or sublicensees is developing or commercializing a Product in the specified field outside of the United States and such discontinuation is acknowledged as permanent by both Regeneron and Bayer HealthCare in writing.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.

/s/ Joseph J. LaRosa
Joseph J. LaRosa
Senior Vice President, General Counsel and Secretary

Date: January 16, 2014